UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 21, 2018

EVERTEC, Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Puerto Rico (State or other jurisdiction of incorporation or organization)	001-35872 (Commission file number)	66-0783622 (I.R.S. employer identification number)

Cupey Center Building, Road 176 Kilometer 1.3, San Juan, Puerto Rico (Address of principal executive offices)		00926 (Zip Code)
(787) 759-9999
(Registrant’s telephone number, including area code)
Not applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Severance Policy
On December 21, 2018, each named executive officer of EVERTEC, Inc. (the “Company”) other than Morgan M. Schuessler, Jr., President and Chief Executive Officer of the Company, and Philip E. Steurer, Executive Vice President and Chief Operating Officer of the Company, became a party to the EVERTEC Group, LLC (“Evertec Group”) Executive Severance Policy (the “Severance Policy”) by executing the “Acknowledgment of Evertec Group, LLC Executive Severance Policy and Arbitration Agreement” pursuant to which, among other things, each such named executive officer agreed that the Severance Policy replaces and supersedes any other severance benefits to which such named executive officer may become entitled. Certain other executives of the Company will also participate in the Severance Policy.
In the event a covered named executive officer’s employment with Evertec Group is terminated by Evertec Group without Cause (as defined in the Severance Policy) or by the named executive officer for Good Reason (as defined in the Severance Policy) within twenty-four (24) months immediately following a Change in Control (as defined in the Severance Policy), the Severance Policy provides that the named executive officer will be eligible for (1) a lump sum severance payment in an aggregate amount equal to two (2) times the sum of the named executive officer’s then-current annual base salary (or annual base salary in effect immediately prior to the Change in Control, if higher) and then-current annual target bonus opportunity (or annual target bonus opportunity in effect for the year immediately prior to the year in which the employment termination occurs, if higher), (2) a pro rata annual bonus calculated at target for the year in which the employment termination occurs, (3) any earned but unpaid annual bonus relating to the fiscal year immediately preceding the year in which the employment termination occurs, and (4) subject to such named executive officer’s timely election of COBRA coverage and continued copayment of applicable premiums, continued payment by Evertec Group of health insurance coverage for eighteen (18) months following termination to the same extent Evertec Group paid for such coverage immediately prior to termination.
In the event a covered named executive officer’s employment with Evertec Group is terminated by Evertec Group without Cause or by the named executive officer for Good Reason other than within twenty-four (24) months immediately following a Change in Control, the Severance Policy provides that the named executive officer will be eligible for (A) a lump sum severance payment equal to the named executive officer’s then-current annual base salary, (B) a pro rata annual bonus calculated based on actual performance for the year in which the employment termination occurs, (C) any earned but unpaid annual bonus relating to any fiscal year ending prior to the date on which the employment termination occurs, and (D) subject to such named executive officer’s timely election of COBRA coverage and continued copayment of applicable premiums, continued payment by Evertec Group of health insurance coverage for eighteen (18) months following termination to the same extent Evertec Group paid for such coverage immediately prior to termination.
All severance benefits under the Severance Policy are subject to the applicable named executive officer executing and not revoking a release of claims agreement. Severance benefits may be forfeited, reduced or required to be partially repaid in certain circumstances, including in connection with a named executive officer’s breach of certain applicable restrictive covenants or a named executive officer becoming eligible for health benefits with another employer during the eighteen (18) month period described in clauses (4) and (D) above. In the event a named executive officer would otherwise incur any excise tax liability as a result of any payments or benefits provided to the named executive officer that classify as excess parachute payments under Section 280G of the Internal Revenue Code of 1986, the named executive officer will either receive the payments and benefits in full or will have such payments and benefits reduced to the minimum extent necessary to avoid such excise tax liability, whichever of the foregoing results in the named executive officer’s receipt on an after-tax basis of the greatest amount of payments and benefits.
The Severance Policy will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the current fiscal year, and the description thereof set forth herein is qualified by and subject, in all respects, to the terms of the Severance Policy to be filed as an exhibit to the Company’s Annual Report on Form 10-K for the current fiscal year.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERTEC, Inc.
(Registrant)

Date: December 28, 2018	By:	/s/ Luis A. Rodríguez
Name: Luis A. Rodríguez
Title: Executive Vice President & General Counsel